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MSU CORPORATION - 8 -K- Current Report                   Date Filed:  5/30/2001
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                                  Exhibit 99.1

MSU Corporation's Continued Progress in Financial Restructuring.

DALLAS TEXAS, May 30/01 - MSU Corporation (OTC Bulletin Board: MUCP.OB news), announced today that it has taken the following steps during its fiscal 4th Quarter toward the goal of improving MSU Corporation's financial situation and successfully implementing management's restructuring plan:

Bridge loan financing: The Company has received committed subscriptions for its bridge loan financing of $4.5 million, which is 28% above the original offering amount, and as a result the Company expects to close the private placement next week. As of May 29, 2001, the Company has received advances in the amount of $3.4 million, with an additional $1.1 million that is expected to be received next week. Mr. D. Bruce Walter, President and Chief Executive Officer of MSU Corporation, said, "We are very pleased with the support received from the investor community and believe that the fund raising effort was a success."

Reduction of debt on the balance sheet: The Company has approached the holders of certain outstanding convertible debentures in the principal amount of approximately $1,300,000 with a proposal to convert those debentures prior to their stated maturity dates at a conversion price which is lower than the original conversion price set out in those debentures. While there is no guarantee that the Company will be successful in converting those debentures, the total number of shares of MSU common stock issued if all of the debentures were converted into equity would be approximately 5.2 million.

Web 2 U Limited Administration Order: Web 2 U Limited, the Company's wholly owned subsidiary, voluntarily petitioned the High Court in London for an administration order, in order to settle its current outstanding liabilities with all creditors on an equitable basis. Web 2 U Limited sought the administration order with the primary hope that, if deemed appropriate by the Court, a company voluntary arrangement will be proposed to all creditors. The Company believes that the administration order involves only Web 2 U Limited and should not impact the operation of MSU Corporation.

In connection with the preparation and filing of the administrator's report, a weekly cash flow forecast was prepared solely by the administrator in consultation with the management of Web 2 U Limited. Management believes that the forecast prepared by the administrator, and in particular, the sales forecast, may not be achievable. Such forward-looking forecast involves significant risks and uncertainties, such as the potential obsolescence of Web 2 U Limited's current inventory, which could affect actual results to differ materially from expectations expressed in the administrator's report.

Termination of sales agency relationships: The Company was successful in terminating its sales agency relationship with a major distributor and obtained a release with respect to any claims against the Company in exchange for the payment of $15,000 in cash and the equivalent of $325,000 in equity of MSU Corporation upon the occurrence of certain events.

Appointment of J. Belanger full time to the management team of MSU Corporation:
Effective April 1, 2001 Jean Belanger, currently a member of the Board of Directors of the Company, joined the Company's management team on a full time basis. Mr. D. Bruce Walter said, "We believe Mr. Belanger will contribute significantly to the Company's success through his dynamic leadership and business experience."

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MSU CORPORATION - 8 -K- Current Report                   Date Filed:  5/30/2001
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Stock Options for employees and directors: In April 2001 the Compensation
Committee of the Board of Directors approved the following compensation-related items: (i) the re-pricing of stock options granted to employees in 2001 from $0.60 a share to $0.25 a share, (ii) the granting of an additional 300,000 options with an exercise price of $0.25 a share to D. Bruce Walter, CEO of MSU Corporation, and (iii) subject to their election at the Company's annual meeting, the granting of 250,000 options at an exercise price of $0.25 a share to each of the four independent directors to be elected at the Company's annual meeting to be held on June 15, 2001.

New product design and development: The Company continues to attempt to secure strategic relationships for the design, manufacturing and distribution of the new line of products. The Company is in the process of conducting marketing efforts in the United States, Europe and Australia, in anticipation of a product delivery date during the calendar fourth quarter of 2001.

The bridge loan financing described above, as well as the common stock into which the bridge loan is convertible, have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

About MSU Corporation:

MSU Corporation designs, sells and manufactures low-cost Internet access for less than $200. The Company's Web2U Internet access devices feature web browsing and e-mail capabilities and together with their wireless keyboard, they provide access to the worldwide web for anyone with a TV and access to a telephone line. MSU Corporation operates a wholly owned subsidiary, Web2U Limited, in Milton Keynes, UK.

Certain information included herein is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, marketing, growth, and expansion. Such forward-looking information involves important risks and uncertainties that could affect actual results and cause them to differ materially from expectations expressed herein. These risks and uncertainties include, without limitation, our history of significant operating losses which together with an inability to raise capital could impact on our ability to continue as a going concern, our limited sales history, the acceptance of our product by consumers, dependence on third parties for the manufacture of our product, rapid technological change, the pressures of a competitive industry and other risks set forth in the Company's filings with the SEC.

Contact: Mr. Bruce Walter
         (972) 473-6916

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